Exhibit 99.1

Magellan Signs Long-Term Gas Sale Contract for Dingo Field in Northern Territory, Australia

DENVER, September 12, 2013, 2013 /PRNewswire/ -- Magellan Petroleum Corporation (“Magellan” or the “Company”) (NASDAQ: MPET) today announced that on September 12, 2013, the Company through its indirect subsidiary, Magellan Petroleum Corporation (NT) Pty Ltd (“MPNT”), signed a gas supply and purchase agreement (the “Dingo GSPA”) with Northern Territory Power and Water Corporation (“PWC”) for the long-term sale of gas from the Company's Dingo gas field. Pursuant to the Dingo GSPA, the Company has contracted to supply up to 31 PJ (30 Bcf) of gas to PWC on a 100% take-or-pay basis over a 20‑year supply period. The Company's supply obligation is expected to begin in early calendar year 2015 at a fixed price escalating with Australian CPI. The Dingo GSPA has been approved by the boards of directors of both PWC and Magellan. The Dingo GSPA is subject to certain customary conditions, including the Company successfully obtaining all regulatory approvals and constructing facilities necessary for commissioning the Dingo field for commercial gas production.

With this long term contract now in place, the Company will use the time before the commencement of gas supply to design, construct, and commission the surface facilities and tie-in pipeline necessary for the production and delivery of Dingo's gas. Currently, the Company is undertaking the front-end engineering and design ("FEED"), which is a continuation of work performed during the pre-FEED stage in fiscal year 2013, and which is expected to take approximately six months to complete. Gas volumes are expected to be produced from three wells drilled at Dingo in the 1980s and 1990s, two of which have since been temporarily shut-in, and which are expected to be capable of producing gas volumes sufficient to meet the delivery requirements under the Dingo GSPA. Concurrently with the FEED work, the Company will be applying for various regulatory approvals necessary for constructing the Dingo facilities and pipeline and commissioning Dingo for commercial gas production. The Company expects to receive all approvals by the summer of 2014 and intends to begin construction of the pipeline and facilities immediately thereafter.

J. Thomas Wilson, President and CEO of Magellan, stated, “Contracting for the sale of a substantial portion of Dingo's gas resources is yet another milestone achieved in our strategy of proving up the value of the Company's assets. Dingo's reserves potential was established nearly 25 years ago through a four-well exploratory program, but, with no customer, the field has since been left dormant. We will work vigorously to achieve the regulatory approvals and commissioning of Dingo as quickly as possible, and we look forward to working once again with PWC, who has been a valued customer of Magellan at our Palm Valley gas field over the past three decades.

“We believe we have now achieved the key milestones of our strategy for our Amadeus Basin assets, onshore Australia: we completed an asset swap with Santos in September 2011 to consolidate our interests in Palm Valley and Dingo and received $25 million in cash, we contracted most of Palm Valley's remaining gas reserves to Santos in September 2011 under a long-term contract, and now we have contracted up to 30 Bcf of Dingo's gas reserves with PWC. Following on the Company's initiation of the CO2-EOR pilot program at Poplar announced on August 12, 2013, we remain focused on executing the other key milestones of our strategy to increase net asset value per share.”

CAUTIONARY INFORMATION ABOUT FORWARD LOOKING STATEMENTS
Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “assume”, “believe”, “budget”, “estimate”, “expect”, “forecast”, “intend”, “initial”, “plan”, “project”, and similar expressions are intended to identify forward looking statements. These statements about the Company may relate to its businesses and prospects, planned capital expenditures, increases or decreases in oil and gas production and reserves, revenues, expenses, operating cash flows, and borrowings, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: successfully restoring production from the wells at the Dingo field; the results of the FEED study; our ability to receive regulatory approvals and to construct the Dingo facilities in a timely manner; uncertainties inherent in projecting future rates of production from drilling and completion activities at the Dingo field; the uncertainty of drilling and completion conditions and results; the availability and cost of drilling, completion, and operating equipment and services; and other matters discussed in the “Risk Factors” section of the Company's most recent Annual Report on Form 10K and most recent Quarterly Report on Form 10Q. Any forward-looking information provided in this report should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events, or otherwise.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company with assets in the US, Australia, and the UK. The Company is primarily focused on the development of a CO2-enhanced oil recovery (“CO2-EOR”) program at Poplar Dome in eastern Montana. Historically active in Australia, Magellan operates two gas fields onshore Northern Territory and an exploration block in the Bonaparte Basin, offshore Northern Territory. Magellan also maintains a large acreage position onshore the UK prospective for unconventional shale oil and gas production. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404 or IR@magellanpetroleum.com